Exhibit 1.02

Conflict Minerals Report

Kohl’s Corporation has included this Conflict Minerals Report as an exhibit to its Form SD for calendar year 2013, as required by Rule 13p-1 under the Securities Exchange Act of 1934, as amended, and Form SD (collectively, the “Conflict Minerals Rule”). The date of filing of this Conflict Minerals Report is May 30, 2014.

Unless the context indicates otherwise, the terms “Kohl’s,” “we,” “us” and “our” refer to Kohl’s Corporation and its consolidated subsidiaries.

As used herein and consistent with the Conflict Minerals Rule, “Conflict Minerals” are columbite-tantalite (coltan), cassiterite, gold, wolframite and the derivatives tantalum, tin and tungsten, without regard to the location of origin of the minerals or derivative metals.

Applicability of the Conflict Minerals Rule to Our Company

We operate family-focused, value-oriented department stores and a website (www.kohls.com) that sell moderately priced private, exclusive and national brand apparel, footwear, accessories, beauty and home products. Many of the products that we sell are third-party, national brand products that are available from many retailers, including Kohl’s. We also sell private and exclusive brands that can be found only at Kohl’s. Most of our private brands are well-known established brands such as Apt. 9, Croft & Barrow, Jumping Beans, SO and Sonoma Life + Style. Our exclusive brands generally are developed and marketed through exclusive license agreements with nationally-recognized brands and personalities like Food Network, Jennifer Lopez, Marc Anthony, Rock & Republic and Simply Vera Vera Wang.

We believe that we are subject to the Conflict Minerals Rule because of the degree of influence that we exercise over some of the materials, parts, ingredients or components of some of the private and exclusive brand products that are manufactured for us and that contain necessary Conflict Minerals. However, for some of our private and exclusive brand products, we exercise no influence over the materials, parts, ingredients or components of the products. Our involvement with those products is limited to having the manufacturer affix our private or exclusive brand name to the products. Those products and the related suppliers are therefore not in-scope for purposes of our compliance with the Conflict Minerals Rule. We do not manufacture any products.

We do not directly source Conflict Minerals from mines, smelters or refiners and believe that we are many levels removed from these market participants. We therefore have limited influence over these upstream actors. Furthermore, because of the depth, geographic diversity and constant evolution of our supply chain and competitive factors affecting our supplier base, we have challenges identifying actors upstream from our direct suppliers. However, through the efforts described below, we seek to ensure that our private and exclusive brand suppliers’ sourcing practices are consistent with our Conflict Minerals Policy referenced below.

We have filed this Conflict Minerals Report because, for 2013, notwithstanding our due diligence efforts discussed herein, we were unable to determine the origin of the necessary Conflict Minerals in the products that we contracted to manufacture. However, none of the necessary Conflict Minerals contained in our in-scope products were determined by us to directly or indirectly finance or benefit armed groups in the Democratic Republic of the Congo (the “DRC”) or an adjoining country. The terms “armed group” and “adjoining country” have the meanings contained in the Conflict Minerals Rule.

Forward-Looking Statements

This document contains “forward-looking statements” made within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “anticipates,” “plans,” “may,” “intends,” “will,” “should,” “expects” and similar expressions or the use of the future tense are intended to identify forward-looking statements. In addition, any statements that do not relate to historical or current facts or matters are forward-looking statements. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions. Examples of forward-looking statements within this document include, but are not limited to, statements concerning the additional steps that we intend to take to mitigate the risk that our necessary Conflict Minerals benefit armed groups.

Forward-looking statements are subject to risks and uncertainties that could cause actual actions or performance to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to: (1) the implementation of satisfactory traceability and other compliance measures by our direct and indirect suppliers on a timely basis or at all; (2) whether smelters and refiners and other market participants responsibly source Conflict Minerals; and (3) political and regulatory developments, whether in the DRC region, the United States or elsewhere. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of the filing of this document. We do not intend, and undertake no obligation, to publish revised forward-looking statements to reflect events or circumstances after the date of the filing of this document or to reflect the occurrence of unanticipated events.

Due Diligence Program Design

We designed our due diligence measures relating to Conflict Minerals to conform with, in all material respects, the criteria set forth in the Organisation for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, including the Supplement on Tin, Tantalum and Tungsten and the Supplement on Gold (Second Edition 2013) (the “OECD Guidance”).

The OECD Guidance established a five-step framework for due diligence as a basis for responsible global supply chain management of minerals from conflict-affected and high-risk areas. This framework consists of the following elements:

Step 1:        Establish Strong Company Management Systems

Step 2:     Identify and Assess Risk in the Supply Chain

Step 3:     Design and Implement a Strategy to Respond to Identified Risks

Step 4:     Carry out Independent Third-Party Audit of Supply Chain Due Diligence at
Identified Points in the Supply Chain

Step 5:     Report on Supply Chain Due Diligence

Our implementation of the OECD Guidance in respect of 2013 and thereafter is discussed separately below.

Due Diligence Program Execution

In furtherance of our Conflict Minerals due diligence in respect of 2013, we performed the following due diligence measures. These were not all of the measures that we took in furtherance of our Conflict Minerals compliance program or pursuant to the Conflict Minerals Rule and the OECD Guidance. In addition, not all of the due diligence measures discussed below are expressly provided for in the OECD Guidance. We refer below to our suppliers of private or exclusive brand products for 2013 as “Suppliers.”

1.	OECD Guidance Step One: “Establish strong company management systems”

a.
We created a working group led by our Senior Vice President, Assistant General Counsel charged with implementing our Conflict Minerals compliance strategy. Some of the functional areas participating in the working group included Product Development, Social Compliance and Finance. We also included merchants and sourcing personnel in the compliance process.

b.
We communicated to our relevant merchants and other selected internal personnel our commitment to comply with the Conflict Minerals Rule. We did so by email, telephone and in-person meetings. In addition, our senior leadership, selected Product Development team members, merchants and selected other internal personnel were educated on the Conflict Minerals Rule and our compliance plan.

c.
We previously implemented revisions to our Merchandise Purchase Order Terms & Conditions in order to help ensure vendor compliance with our Conflict Minerals expectations, including a provision requiring all Suppliers to certify, warrant, covenant and represent that all merchandise sold to Kohl’s will be free of any Conflict Minerals financing conflict in the DRC or an adjoining country.

d.
We adopted a policy for the supply chain of Conflict Minerals (the “Conflict Minerals Policy”), which was posted on our website. The Conflict Minerals Policy is described in the Form SD to which this Conflict Minerals Report is an exhibit.

e.
We leveraged established mechanisms for employees, Suppliers and other interested parties to report potential violations of our Conflict Minerals Policy, including e-mail and telephone hotline reporting mechanisms.

f.
We retained specialist outside counsel and other consultants to advise us in connection with our Conflict Minerals Rule compliance. In addition, we hired a third-party information management services provider (the “Service Provider”) to, on our behalf, (i) engage in Supplier outreach and follow-up, (ii) validate Supplier responses, (iii) identify risks based on smelter and refiner sourcing practices of Suppliers and (iv) store records of these due diligence processes, findings and resulting decisions and any other business records relating to Conflict Minerals due diligence for at least five years.

g.
We determined to use the Conflict Minerals Reporting Template developed by the Electronic Industry Citizenship Coalition and Global e-Sustainability Initiative (“EICC/GeSI”) to identify smelters and refiners in our supply chain.

h.	We actively participated in the Conflict Minerals Working Group of the National Retail Federation.

i.
We furnished the Suppliers with written communications discussing the Conflict Minerals Rule, the OECD Guidance and our compliance requirements. We also communicated to the Suppliers our commitment to comply with the Conflict Minerals Rule. The foregoing communications occurred through email, telephone and/or in-person meetings.

2.	OECD Guidance Step Two: “Identify and assess risk in the supply chain”

a.
The Service Provider requested by email that the Suppliers provide us with information, through the completion of an EICC/GeSI Conflict Minerals Reporting Template or the Service Providers’ on-line survey based on the EICC/GeSI Conflict Minerals Reporting Template, concerning the usage and source of Conflict Minerals in the Suppliers’ products, as well as information concerning their related compliance measures. Inquiries were made of all Suppliers that provided Kohl’s any private or exclusive brand products during 2013 regardless of whether the degree of influence we actually exercised over the materials, parts, ingredients or components of the products brought them in-scope for purposes of our compliance with the Conflict Minerals Rule. Both the Service Provider and we followed up multiple times by email or phone with Suppliers that did not respond to the request within the specified time frame.

b.
The Service Provider, in conjunction with our personnel, reviewed the completed responses received from Suppliers. Both the Service Provider and we followed up by email or phone with Suppliers that submitted an incomplete response or a response that we or the Service Provider determined contained errors or inaccuracies or that otherwise provided a written response determined not to be suitable by us or the Service Provider, in each case requesting the Supplier to submit a revised response. The Service Provider followed up with other Suppliers where determined to be appropriate by it or us.

c.
If a Supplier did not provide information concerning the processors of Conflict Minerals in its supply chain, the Service Provider requested information on the Supplier’s suppliers of products or components that may have required Conflict Minerals for their functionality or production (the “Tier 2 Suppliers”). The Tier 2 Suppliers, and subsequent tiers of suppliers if identified to the Service Provider, were then contacted by the Service Provider following the procedures indicated in paragraphs (a) and (b) above.

d.
If a Supplier indicated that there was no Conflict Minerals in the products that it supplied to us, the Service Provider reviewed those responses for plausibility and Suppliers were also given an opportunity to provide a certification of that determination.

e.	Based on the information furnished by our Suppliers and other information known to us, we assessed the risks of adverse impacts.

3.	OECD Guidance Step Three: “Design and implement a strategy to respond to identified risks”

a.
We contracted with the Service Provider to continuously monitor a range of web-based data sources for information pertaining to conflict-based sourcing and extraction of Conflict Minerals and to immediately notify us if any data from one of these sources matches a Supplier or an organization from our Supplier’s supply chain. The Service Provider did not bring any information to our attention as a result of its monitoring.

b.
Our Senior Vice President, Assistant General Counsel charged with implementing our Conflict Minerals compliance strategy regularly reported the findings of our supply chain risk assessment to our senior leadership, including our Senior EVP, Product Development and Senior EVP, Human Resources/General Counsel.

c.
We determined to take the additional steps discussed under “Risk Mitigation Efforts After December 31, 2013” to mitigate the risk that the necessary Conflict Minerals in our in-scope products benefit armed groups.

4.	OECD Guidance Step Four: “Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain”

In connection with our due diligence, if a smelter or refiner in our supply chain had been identified, under its procedures, the Service Provider would have utilized on our behalf public information concerning independent third-party audits of smelters and refiners.

5.	OECD Guidance Step 5: “Report on supply chain due diligence”

a.	We recently published our 2013 Corporate Social Responsibility Report, which we made publicly available on our website, and which discusses our position on Conflict Minerals.

b.	We filed a Form SD and this Conflict Minerals Report with the Securities and Exchange Commission and made available on our website information from this Conflict Minerals Report and the Form SD.

Product Information

Due to the challenges of tracing a multi-tier supply chain, for 2013, we were unable to determine the smelters or refiners or countries of origin of the necessary Conflict Minerals contained in the products that we contracted to manufacture. See “Applicability of the Conflict Minerals Rule to Our Company” for further information concerning our in-scope products. For a further discussion of our products generally, see our Annual Report on Form 10-K for the fiscal year ended February 1, 2014. The information contained in our Form 10-K is not incorporated by reference into this Conflict Minerals Report or our Form SD and should not be considered part of this Conflict Minerals Report or our Form SD.

For 2013, none of our in-scope products were determined by us to support conflict (i.e., to contain necessary Conflict Minerals that directly or indirectly financed or benefitted an armed group in the DRC or an adjoining country). An “armed group” under the Conflict Minerals Rule is an armed group that is identified as a perpetrator of serious human rights abuses in annual Country Reports on Human Rights

Practices under sections 116(d) and 502B(b) of the Foreign Assistance Act of 1961 relating to the DRC or an adjoining country.

We endeavored to determine the mine or location of origin of the Conflict Minerals contained in our in-scope products by requesting that the Suppliers provide us with a completed EICC/GeSI Conflict Minerals Reporting Template. Under the Service Provider’s procedures, to the extent that a smelter or refiner is identified, the Service Provider also will review publicly available information, to the extent available, to try to determine the mine or location of origin.

Risk Mitigation Efforts After December 31, 2013

Since the end of 2013, we have taken additional steps to mitigate the risk that the necessary Conflict Minerals in our in-scope products benefit armed groups. For example, we continued follow-up communications with relevant Suppliers and published an updated Conflict Minerals Policy, which will be re-communicated to the suppliers that we determine to be in-scope for 2014. We intend to take the following additional steps during 2014, either directly or through the Service Provider, to mitigate the risk that the necessary Conflict Minerals in our in-scope products benefit armed groups:

1.	Encourage Suppliers that provided company or division-level information for 2013 to provide product-level information for 2014 through ongoing outreach with these Suppliers.

2	Engage with Suppliers that provided incomplete responses or that did not provide responses for 2013 to help ensure that they provide requested information for 2014.

3.	Monitor and encourage the continuing development and progress of traceability measures at Suppliers that indicated in 2013 that the source of Conflict Minerals was unknown or undeterminable.

4.
Communicate to new in-scope suppliers our sourcing expectations, including through the dissemination of the Conflict Minerals Policy to them. In addition, as new in-scope suppliers are added, work with these suppliers to ensure that they understand the requirements of the Conflict Minerals Policy, the Conflict Minerals Rule and the OECD Guidance.

5.	Participate in selected industry initiatives to identify smelters and refiners in the supply chain.

6.
Contact smelters identified as a result of the due diligence process that were not certified as conflict free, requesting that they obtain an audit from a recognized industry program, such as the Conflict-Free Smelter Program.

All of the foregoing steps are in addition to the steps that we took in respect of 2013, which we intend to continue to take in respect of 2014 to the extent applicable.